Mail Stop 3030
                                                               September 4,
2018


     Via E-mail
     Rajesh J. Asarpota
     Chief Financial Officer
     NuVasive, Inc.
     7475 Lusk Boulevard
     San Diego, CA 92121

            Re:    NuVasive, Inc.
                   Form 10-K for the Fiscal Year Ended December 31, 2017 Filed February 26, 2018
                   File No. 000-50744

     Dear Mr. Asarpota:

            We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                               Sincerely,

                                                               /s/ Kevin J.
Kuhar

                                                               Kevin J. Kuhar
                                                               Accounting
Branch Chief
                                                               Office of
Electronics and Machinery